OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Option Agreement") is made and entered into as of the 4th day of April, 2000 by and between Jim Neidner ("Optionor") and JVWeb, Inc., a Delaware corporation ("Optionee").

                                                      RECITALS:

         WHEREAS, Optionor owns shares of common stock, par value $.01 per share ("Common Stock"), in iHomeline.com, Inc., a Delaware corporation (the "Company"); and

         WHEREAS, Optionee is also a stockholder in the Company; and

         WHEREAS, Optionee is acquiring substantially all of the assets (the "Acquired Assets") of a corporation of which Optionor is a 50% stockholder, and in this connection, Optionee is paying 275,000 shares of Optionee's common stock having an approximate value of $154,687.00; and

         WHEREAS, Optionee is licensing the Acquired Assets to the Company on a royalty-free basis; and

         WHEREAS, the value of the Acquired Assets depends substantially upon Optionor's continued service as the host of a radio talk show conducted with the Acquired Assets titled "Homeline Talk Radio Show" (the "Radio Talk Show"), and consequently the Acquired Assets and the Company may have little value if Optionor ceases his service as such; and

         WHEREAS, to protect its investment in the Acquired Assets and the Company, Optionee wants Optionor to grant in favor of Optionee an option (effective upon the occurrence of certain events) to purchase certain shares of Common Stock (the "Optioned Shares") owned by Optionor (after taking into account a proposed stock dividend or stock split to increase the number of shares of Common Stock owned by Optionor to 1.5 million), and because Optionor acknowledges that an option in favor of Optionee to purchase the Optioned Shares is necessary to protect Optionee's investment in the Acquired Assets and the Company, Optionor is willing to grant in favor of Optionee an option to purchase the Optioned Shares, upon the terms, provisions and conditions set forth hereinafter;

                                                     AGREEMENTS:

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by Optionor and Optionee, the parties hereto hereby agree as follows:

         1. Grant of Option. In consideration of and as an inducement to Optionee's purchase of the Acquired Assets and the issuance of Optionee's common stock in connection therewith, Optionor hereby grants to Optionee an irrevocable option (the "Option") to acquire 750,000 shares of Common Stock owned by Optionor (after taking into account a proposed stock dividend or stock split to increase the number of shares of Common Stock owned by Optionor to 1.5 million), which shares shall constitute the Optioned Shares, free and clear of all encumbrances, security interests, liens, charges, claims and restrictions on the transfer thereof, subject to the terms, provisions and conditions hereinafter specified. Notwithstanding the preceding, the Option shall lapse with respect to a batch of 250,000 share of Common Stock owned by Optionor (after taking into account a proposed stock dividend or stock split to increase the number of shares of Common Stock owned by Optionor to 1.5 million) on each of the first three annual anniversaries of the date of this Agreement to the extent that the Option remains unexercised with respect to such numbers of shares, and the shares of Common Stock with respect to which the Option has lapsed shall cease to be Optioned Shares for all purposes hereof. Optionor hereby agrees to submit to Optionee upon execution of this Option Agreement stock certificates representing at least 750,000 shares of Common Stock owned by Optionor so that a legend can be placed thereon indicating the grant of the Option. Optionor hereby agrees that any replacement stock certificates representing said Optioned Shares shall bear a legend indicating the grant of the Option.

         2. Cash Consideration for the Option. Contemporaneously with the full execution and delivery of this Option Agreement, Optionee has paid to Optionor the amount of $10.00 as additional consideration for the Option, the receipt, adequacy and sufficiency of which are hereby acknowledged by Optionor.

         3. Term. The Option is granted to Optionee as of the date hereof, and shall expire at 5:00 p.m. Central Time on the third annual anniversary of the date hereof (hereinafter referred to as the "Term Expiration Date"). The period of time during which the Option may be exercised is referred to hereinafter as the "Term".

         4. Purchase Price. The per-share purchase price for the Optioned Shares shall be $.01, which Optionor hereby acknowledges
            ---------------
to be fair considering the conditions place upon which the effectiveness of the Option.

         5. Payment of Purchase Price. The purchase price for the Optioned Shares (the "Purchase Price") shall be paid in its entirety in immediately available funds at the closing of the sale and purchase of the Optioned Shares pursuant to an exercise of the Option.

         6. Conditions to Exercise of Option. The Option may be exercised and Optioned Shares may be acquired in connection
             -----------------------------------
herewith only if one of the following conditions (a "Condition Precedent") has occurred:

         (a) Optionor ceases to serve as the host of the Radio Talk Show, either voluntarily on his own initiative (other than as a result of death or disability of Optionor) or through termination of Optionor as host by the Company for just cause; or

         (b) Optionor breaches his current employment agreement with the Company.

         In addition, the Option may be exercised and Optioned Shares may be acquired in connection herewith only if Optionor has been paid (at the time of exercise of the Option or at the time of the purchase of the Optioned Shares) all amounts due to him under any and all employment, consulting or any other similar agreements he has with the Company.

         7. Procedure for Exercise of Option and Closing. The Option may be exercised by Optionee, at any time or from time to time during the Term after a Condition Precedent has occurred, by delivering to the Optionor, in accordance with paragraph 10 of this Option Agreement, written notice of Optionee's desire to exercise the Option. The written notice shall state the number of Optioned Shares with respect to which Optionee then wants to exercise the Option, and shall specify a date which shall not be less than ten (10) days after the date of such notice, as the date on which the Optioned Shares will be taken up and payment made therefor in immediately available funds. In the event of any failure to pay for Optioned Shares on the date set forth in the notice, as the same may be extended by written agreement of Optionor, the exercise of the Option shall become void and Optionor may terminate the Option with respect to the Optioned Shares indicated in the related written notice. Upon payment of the purchase price for the related Optioned Shares, Optionor shall deliver the one or more stock certificates representing the Optioned Shares to be sold and purchased, in good form and duly endorsed for transfer or accompanied by a duly executed stock power. In the event that the number of shares represented by the one or more stock certificates delivered by Optionor pursuant to the preceding sentence exceeds the number of Optioned Shares then being purchased by Optionee, Optionee shall cause one or more other stock certificates representing the residual Optioned Shares not purchased to be issued in the name of and delivered to Optionor.

         8.  Adjustments.
             -----------

         (a) If the outstanding shares of the Common Stock shall be subdivided into a greater number of shares or a dividend in Common Stock shall be paid in respect of Common Stock, the per-share purchase price of the Optioned Shares in effect immediately prior to such subdivision or at the record date of such dividend shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend be proportionately reduced. If the outstanding shares of Common Stock shall be combined into a smaller number of shares, the per-share purchase price of the Optioned Shares in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.

         (b) If there shall occur any capital reorganization or reclassification of the Common Stock (other than a change in par value or a subdivision or combination as provided for in subsection (a) immediately above), or any consolidation or merger of the Company with or into another corporation, or a transfer of all or substantially all of the assets of the Company, or the payment of a liquidating distribution then, as part of any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, lawful provision shall be made so that Optionee shall have the right thereafter to receive upon the exercise hereof (to the extent, if any, still exercisable) the kind and amount of shares of stock or other securities or property which Optionee would have been entitled to receive if, immediately prior to any such reorganization, reclassification, consolidation, merger, sale or liquidating distribution, as the case may be, Optionee had held the number of shares of Common Stock which were then purchasable upon the exercise of the Option. In any such case, appropriate adjustment shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of Optionee such that the provisions set forth in this Section 8 (including provisions with respect to adjustment of the per-share purchase price of the Optioned Shares) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of the Option.

         9. Governing Law and Jurisdiction. THIS OPTION AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. The parties hereto stipulate and agree that the courts of the State of Texas shall have in personam jurisdiction for any claim, lawsuit or proceeding regarding this Option Agreement, and that mandatory venue for any such claim, lawsuit or proceeding shall be in any state or federal court having competent jurisdiction located in Harris County, Texas. The prevailing party in any proceeding brought pursuant to or with respect to this Option Agreement shall be entitled to recover from the losing party all reasonable attorneys' fees and costs incurred by the prevailing party in connection with the proceeding.

         10. Notices. Any notices, requests, demands, or other communications herein required or permitted to be given shall be in writing and may be personally served, sent by United States mail, or sent by an overnight courier who keeps proper records regarding its deliveries. Notice shall be deemed to have been given if personally served, when served, or if mailed, on the third business day after deposit in the United States mail with postage pre-paid by certified or registered mail and properly addressed, or if sent by overnight courier as aforesaid with charges being billed to the sender, when received by the party being notified. As used in this Option Agreement, the term "business day" means days other than Saturdays, Sundays, and holidays recognized by Federal banks. For purposes of this Option Agreement, the physical addresses of the parties hereto shall be the physical addresses as set forth on the signature pages of this Option Agreement. Any party to be notified hereunder may change its physical address by notifying each other party hereto in writing as to the new physical address for sending notices.

         11. Headings. The headings of the paragraphs of this Option Agreement have been inserted for convenience of reference
                  --------
only and shall in no way restrict or modify any of the terms or provisions hereof.

         12. Severability. If any provision of this Option Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Option Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Option Agreement and the remaining provisions of this Option Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Option Agreement.

         13. Entire Agreement. This Option Agreement embodies the entire agreement and understanding between the parties hereto
                  ----------------
with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

         14. Binding Effect. This Option Agreement shall be binding upon and shall inure to the benefit of each party hereto and its successors and assigns, but neither this Option Agreement nor any rights hereunder may be assigned by any party hereto without the consent in writing of the other party.

         15. Cumulative Remedies. No remedy conferred by any of the specific provisions of this Option Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by any party hereto shall not constitute a waiver of the right to pursue other available remedies.

         16. Specific Performance. Optionor hereby acknowledges that the Common Stock is unique personal property, and that if the Optionor fails to tender the Common Stock pursuant to a proper exercise of the Option, a court of competent jurisdiction shall be entitled to enforce specifically this Agreement and to require Optionor to tender the Common Stock as required hereby.

         17. Binding Effect and Prohibition of Pledge. If any of the Option Shares are transferred, the Option Shares transferred shall remain subject to the Option, which may be exercised with respect to such Option Shares in accordance with the provisions hereof. Optionor hereby agrees that, so long as the Option is in effect, Optionor will not pledge any of the Option Shares, and that any purported pledge shall be null and void.

         IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement to be effective the date first set forth above.

                                                     "OPTIONOR"


                                                     /s/ Jim Neidner
                                                     ---------------------------
                                                     Jim Neidner
                                                     Address: #15 Villas Way

                                                     Montgomery, Tx. 77456



                                                     "OPTIONEE"

                                                     JVWEB, INC.


                                                     By:  /s/ Greg J. Micek
                                                              -----
                                                     Greg J. Micek, President

                                            Address: 5444 Westheimer, Suite 2080
                                                     Houston, Texas 77056